Lease Agreement - LE0701

This Lease Agreement (hereinafter referred to as "the Lease") is entered into as of December 31, 2007 in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as "Party A") with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI DING HONG ELECTRONIC CO., LTD. (hereinafter referred to as "Party B") with its registered office at No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China.

Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS,

The Parties agree on the lease of the 5th floor (set forth in Exhibit 1, hereinafter referred to as “Area 1”) The Parties also agree on the lease of the 4th floor of the Accommodation Building (set forth in Exhibit 2, hereinafter referred to as "Area 2"). Party B represents that it is the lawful owner of the Accommodation Building (as defined below).

1. Definitions

Unless otherwise defined in this Lease, the terms used herein shall have the following meanings:

1.1 "Accommodation Building" shall mean the six-story dormitory building located on the lot 375 of Song Jiang, Shanghai.

1.2 "Area 1" shall mean the 5th floor of the Accommodation Building (Exhibit 1, 5th Floor Layout for the Accommodation Building).

1.3 "Area 2" shall mean the 4th floor of the Accommodation Building (Exhibit 2, 4th Floor Layout for the Accommodation Building)

1.4 "Effective Date" shall mean the date on which this Lease will take effect after the legal representatives or authorized representatives of the Parties affix their signatures and corporate seals on the Lease.

1.5  "Lease Term" shall mean the period of time on which Party A is entitled to use the Lease Area and Party B is entitled to receive rent from Party A in accordance with the terms and conditions of the Lease.

1.6 "Lease Area" shall mean Area 1 and Area 2

1.7 “Actual Lease Area” shall mean Area 1 and the future possible lease area of Area 2.

2. The Construction and Facilities of the Accommodation Building

2.1 Party B shall deliver the Accommodation Building in compliance with the requirement of Exhibit 3 (Exhibit 3 - Decoration and Facilities Requirement of Accommodation Building). Party B agrees that decoration and facilities shall be at its own expenses.

2.2 Party B promises that the construction and building quality of the Accommodation Building shall be in compliance with all the relevant quality standards. Party B shall obtain from all necessary government authority checked and accepted inspection certificates. Party B guarantees the quality of the facilities of the Accommodation Building and the quality of the equipments in each room. Party B further guarantees the quality of the materials used in making the facilities in the Accommodation Building shall meet Party A's and relevant inspection’s requirements.

3. Lease Term

3.1For Area 1, the Parties agree that the Lease Term is _5 (five)_year(s) commencing on April 27, 2007.

3.2 The Parties agree that the Lease Term for Area 1 and Area 2 shall be automatically renewed for successive 5 year lease unless Party A gives written notice of termination not less than 30 days before the expiration of any Lease Term. During the Lease Term or any renewal period, Party B shall not terminate this Contract without Party A's written approval. For the renewal period, the items relating to the rental set forth in Article 6 of the Lease shall be adjusted on the basis of the market prices at the time of renewal and after consultation between the Parties.

3.3 If during any term of this Lease, Party B receives from a third party a bona fide, legally binding offer to lease the portion of Area 1 and/or Area 2 not already leased by Party A, Party B shall notify Party A of this fact. The notice shall specify all the terms of the bona fide third party offer. Party A shall then have thirty (30) days to lease that portion of the Area 1 and/or Area 2 specified in the third party’s bona fide offer for the rent and related details set forth in Articles4 and 5. Party B shall not lease Area 1 and Area 2 to any third party until the thirty (30) days has expired without Party A exercising its right of first refusal. Any other terms not specified in this Lease regarding Area 1 and Area 2, both Parties shall negotiate and sign a supplemental agreement for these unspecified terms. Such signed supplemental agreement shall constitute a aprt of the entire Lease and shall have the same effectiveness as the entire Lease.

3.4 As for the future possible lease area in Area 2, Party A has provided the necessary size of the lease area in Area 2 (the “Area 2 future lease”), terms for the Area 2 future lease shall be separately negotiated by the Parties and stated in a signed supplemental lease agreement to this Lease. Such signed supplemental lease agreement shall then constitute a part of the entire Lease and shall have the same effectiveness as the entire Lease.

4. Gross Area of the Rent Area

4.1 There are 18 dorm rooms with area of 824 square meters and a TV room of 32 square meters in Area 1. The gross area of Area 1 is 856 square meters.

4.2 There are 20 dorm rooms with area of 1,150 square meters and a TV room of 32 square meters in Area 2. The gross area of Area 2 is 1,182 square meters.

5. Rental

5.1 The Parties agree that the monthly rent for Area 1 shall be RMB29.80 per square meter and for a total of RMB25,508.80 per month.

5.2 The Parties agree that the monthly rent for Area 2 shall be RMB 29.80 per square meter and for a total of RMB35,223.60 per month.

6. Deposit

For the lease of Actual Lease Area, Party A shall pay Party B a deposit amount of RMB25,508.80 within 10 days of the effective date of the Lease.

7. Method of Payment

For the Actual Lease Area, Party A shall pay the Rental in RMB to the RMB bank account as designated by Party B before the first day of every month.

8. Termination of the Lease

If either Party terminates the Lease prior to the expiration of the Rent Term without the consent from the other Party, the Party that terminates the Lease shall pay damages to the other Party to compensate for such Party’s actual loss. The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, Court fees, arbitration fees, accounting fees and removal or relocation fees.

9. Insurance and Repair Costs

9.1 During the term of the Lease, Party B shall purchase and maintain insurance coverage to cover any and all casualty damage to the Accommodation Building, and shall be responsible for repairing all structural damages to the building that are not the result of improper use by Party A. Party A shall be responsible for all repair costs arising from improper Building usage by Party A. If Party B cannot obtain building insurance, Party A will need to obtain insurance for the Actual Lease Area, and Party B will reimburse Party A for all costs of such insurance coverage.

9.2 Party B shall be entitled to inspect the Accommodation Building at reasonable intervals and upon reasonable notice to Party A. Party A shall provide assistance to allow such inspections.

10. Liability for Breach of the Lease

10.1 If Party A violates Article 5 of the Lease for failing to pay the Rental, then Party A shall pay a penalty at the rate of 0.021% of the Rental for each day of delay.

10.2 If Party B breaches any of its warranties set forth in this Lease, Party B shall compensate Party A for all of Party A’s losses and damages including consequential, special, punitive and incidental damages.

10.3 Party A shall not:

(1)	sub-lease the rent area or exchange the use of the rent area with any third party without Party B's prior written consent.
(2)	alter the structure of the rent area or damage the Building without Party B's prior written consent.
(3)	change the lease purpose stipulated by the competent authorities without Party B's consent.

11. Warranties

11.1 Party B hereby warrants that if the Accommodation Building is sold to any third party during the Rent Term or the period of renewal, such third party shall be required to fulfill all obligations of Party B under the Lease. If said third party fails to carry out the Lease, Party B shall compensate Party A for all of Party A’s losses and damages including consequential, special, punitive and incidental damages.

11.2 In case Party B mortgages the Accommodation Building to the third party, any loss suffered by Party A shall be paid by Party B.

12. Force Majeure

12.1. The definition of Force Majeure

Force Majeure shall mean any event which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.

12.2 Consequences of Force Majeure

a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.

b. The Party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.

c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

13. Effective Date of the Lease

The Lease shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Lease.

14. Language of the Lease

The Lease is made and executed in Chinese and English, both versions having equal validity.

15. Settlement of Dispute

15.1 Friendly consultations

a. In the event of any dispute, difference, controversy or claim arising out of or related to the Lease, including, but not limited to, any breach, termination or validity of the Lease, (the "Dispute") then upon one Party giving the other Party notice in writing of the Dispute (the "Notice of Dispute"), the Parties shall attempt to resolve such Dispute through friendly consultation.

b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 15.2 of this Lease. Such arbitration may be initiated by either Party.

15.2 Arbitration

The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai, China in accordance with its procedure and rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.

15.3 Continuance of performance

Except for the matter in Dispute, the Parties shall continue to perform their respective obligations under the Lease during any friendly consultations or any arbitration pursuant to this Article 15.

15.4 Separability

The provisions of this Article 15 shall be separable from the other terms of the Lease. Neither the terminated nor the invalidity of the Lease shall affect the validity of the provisions of this Article 15.

16. Applicable Law

The validity, interpretation and implementation of the Lease and the settlement of Disputes shall be governed by relevant PRC laws and regulations that are officially promulgated and publicly available.

17. Miscellaneous

17.1 Any amendment to this Lease shall be in writing and duly signed by both Parties. Such Amendment shall constitute a part of the entire Lease.

17.2 Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under the Lease in accordance with the provisions of the Lease. If one Party violates the Lease, the other Party shall be entitled to claim damages in accordance with the Lease.

17.3 Any notice or written communication requited or permitted by this Lease shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

To: Party A
Address: No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.

To: Party B
Address: No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China
Attn.: Shanghai Ding Hong Electronic Co., Ltd.

17.4 This Lease comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Lease will be deemed to have been drafted by both Parties. No modification of this Lease will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Party A:	Shanghai Kai Hong Technology Co., Ltd.	Party B:	Shanghai Ding Hong Electronic Co., Ltd.

Representative:		Representative:

Date:		Date: